                                                                      EXHIBIT 1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Zebra Technologies Corporation:


We consent to the incorporation by reference in the registration statement No. 333-59733 on Form S-8 of our report dated June 27, 2000 relating to the statements of net assets available for benefits of Zebra Technologies Corporation Profit Sharing and Savings Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended, which appears in the Annual Report on Form 11-K of the Zebra Technologies Corporation Profit Sharing and Savings Plan for the fiscal year ended December 31, 1999.



/s/ KPMG LLP



Chicago, Illinois
July 11, 2000